Exhibit 24

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Constantine P. Iordanou and John C.R. Hele as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Arch Capital Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2010 and any and all amendments and supplements thereto, and to file the same with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Constantine Iordanou	Chairman of the Board of Directors, President and	February 23, 2011
Constantine P. Iordanou	Chief Executive Officer (Principal Executive Officer)

/s/ John C.R. Hele	Executive Vice President and Chief Financial	February 23, 2011
John C.R. Hele	Officer (Principal Financial Officer and
Principal Accounting Officer)

/s/ Wolfe “Bill” H. Bragin	Director	February 23, 2011
Wolfe “Bill” H. Bragin

/s/ John L. Bunce, Jr.	Director	February 23, 2011
John L. Bunce, Jr.

/s/ Eric W. Doppstadt	Director	February 23, 2011
Eric W. Doppstadt

/s/ Kewsong Lee	Director	February 23, 2011
Kewsong Lee

/s/ Yiorgos Lillikas	Director	February 23, 2011
Yiorgos Lillikas

/s/ James J. Meenaghan	Director	February 23, 2011
James J. Meenaghan

/s/ John M. Pasquesi	Director	February 25, 2011
John M. Pasquesi

/s/ Brian S. Posner	Director	February 23, 2011
Brian S. Posner

/s/ John D. Vollaro	Director	February 23, 2011
John D. Vollaro

/s/ Robert F. Works	Director	February 23, 2011
Robert F. Works